Exhibit 10(f)

BALDWIN & LYONS, INC. EXECUTIVE INCENTIVE BONUS PLAN

General

The BALDWIN & LYONS, INC. EXECUTIVE INCENTIVE BONUS PLAN (the “Incentive Bonus Plan” or the “Plan”) was adopted by the Compensation Committee and approved by the Board of Directors. The Board of Directors directed that the Incentive Bonus Plan be submitted to the shareholders of the Corporation and it was approved at the Annual Meeting of shareholders held on May 6, 2008. As a part of the Compensation Committee’s ongoing monitoring of the impact of Section 162(m) of the Internal Revenue Code (the “Code”) on the Corporation, it was determined that it was in the best interests of the Corporation and its shareholders to take all steps necessary to verify that the requirements of Section 162(m) were satisfied to assure that compensation to the Named Executive Officers would be deductible for tax purposes.

The Incentive Bonus Plan is designed to qualify as providing “performance-based” compensation under Section 162(m) of the Code. “Performance-based” compensation meeting the requirements of Section 162(m) of the Code is generally exempt from the federal income tax law which disallows a tax deduction for annual compensation over $1,000,000 that a corporation subject to SEC reporting requirements may pay to certain of its most highly paid executives.

Reasons for the Incentive Bonus Plan

The Board of Directors and the Compensation Committee continue to believe that it is in the best interests of the Corporation and its stockholders to provide for a shareholder-approved plan under which awards paid to its executives can qualify for deductibility for federal income tax purposes. Accordingly, the Company has structured the Incentive Bonus Plan in a manner such that payments under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code.

Description of Incentive Bonus Plan

The Incentive Bonus Plan is designed to qualify as “performance-based” compensation under Code Section 162(m). Under Section 162(m), the Corporation may not receive a federal income tax deduction for compensation paid to the Chief Executive Officer, Chief Financial Officer or up to three additional executive officers whose total compensation is required to be reported in the Proxy Statement to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, any compensation that is “performance-based”, as defined under Section 162(m), is generally exempt from the deduction limitation.

Eligibility

Participation in the Incentive Bonus Plan is limited to officers holding the position of Vice President or above. During the first sixty days of each calendar year the Compensation Committee will designate those executive officers who will participate in the Incentive Bonus Plan for that year.

Determination of the Amount of the Bonus

During the first sixty days of each calendar year, the Compensation Committee will determine, in writing, the executives who are to participate in the Incentive Bonus Plan. The Committee will establish a target bonus for each executive based on the executive’s duties and base salary. The target bonuses do not have to be uniform for all executives, but the Compensation Committee may utilize its discretion in establishing the target for each participant. Once the Compensation Committee has set the target bonus, it has the discretion to lower, or eliminate entirely, the bonus, however, the Compensation Committee does not have discretion to raise the target bonus.

The Compensation Committee must establish a “hurdle” for purposes of calculating the amount, if any, of the bonus. The hurdle shall be referenced to the average operating profit of the Corporation, before federal income taxes, for the three year period from 2003 through and including 2005, increased to mitigate the impact of hurricane losses during 2005. Seventy five percent (75%) of the executive’s target bonus shall be incremented or decremented as determined by a formula which consists of the percent difference (either increase or decrease) between the hurdle and the actual operating profit for the year of bonus calculation, multiplied by a factor of 2.5. The remaining twenty five percent (25%) of the bonus will be determined by multiplying the target bonus set by the Compensation Committee times twenty-five percent (25%).

The pre-established target bonus and performance goals shall provide an objective formula for computing the amount of compensation payable to the participant based on the overall operating performance of the Corporation. The unique nature of the Corporation’s business, the relationship of the functions and duties of the various executives and a desire to foster cooperation and team oriented performance among the executives has led the Compensation Committee and the Board of Directors to the conclusion that a bonus plan weighted more heavily toward overall corporate performance more closely aligns the interests of the executives with those of the shareholders than other systems which might be implemented. Having a portion of the target bonus isolated from the overall performance of the Corporation also provides an individual incentive to perform at peak levels even in times of economic downturns which may have a negative effect on the operating income of the Corporation even though one, or all of the executives, is performing at a very high level.

Awards shall be payable following the completion of the calendar year, upon certification by the Compensation Committee that it has reviewed the results of the Corporation for the year and that it has determined whether it should make any downward adjustments in the bonus amounts. The non-employee members of the Board of Directors must approve the bonus computations before any bonuses are paid.

Payment of Awards-Post Employment Matters

Bonuses under the Incentive Bonus Plan shall be paid in cash through the Corporation’s normal payroll procedures, subject to all federal and state withholding requirements.

In the event a plan participant ceases employment with the Corporation during a year by reason of death or disability, the Committee may, but is not obligated to, allow payment of a bonus equal to the pro rata portion of the bonus otherwise available to the executive. The maximum amount of the bonus shall be computed by determining the bonus that would otherwise be payable and multiplying that number by a fraction, the numerator of which is the number of days in the year prior to termination of employment and the denominator or which is 365. If the executive ceases employment on account of death or disability after the completion of an entire calendar, the full bonus will be paid to either the executive or his/her personal representative.

Administration

The Incentive Bonus Plan shall be administered by the Compensation Committee, which shall be comprised solely of outside directors as defined under Section 162(m) of the Code.

Amendment and termination of the Incentive Bonus Plan

The Incentive Bonus Plan may be amended from time to time, in whole or in part, by the Compensation Committee, subject to approval of the Board of Directors, but no amendment will be effective without shareholder approval if such approval is required to satisfy the requirements of Section 162(m) of the Code.